                                                                Exhibit 99(a)(5)


                                                        [Opco Commitment Letter]


BANKERS TRUST CORPORATION    THE CHASE MANHATTAN BANK     NATIONSBRIDGE, L.L.C.
130 LIBERTY STREET           270 PARK AVENUE              100 NORTH TRYON STREET
NEW YORK, NEW YORK 10006     NEW YORK, NEW YORK 10017     CHARLOTTE, NC  28255



                                                                October 22, 1999



BFH Merger Corp.
c/o Thomas H. Lee Company
75 State Street, Suite 2600
Boston, MA  02109
c/o Evercore Advisors Inc.
65 East 55th Street, 33rd Floor
New York, New York  10022

         Re: Big Flower Acquisition Financing
             --------------------------------

Ladies and Gentlemen:

                  We understand that Thomas H. Lee Company ("THL"), Evercore Partners Inc. ("ECP") and certain other equity investors reasonably satisfactory to us (collectively, the "Equity Investors") intend to consummate a recapitalization (the "Recapitalization") of Big Flower Holdings, Inc. (the "Acquired Business"), through the merger of BFH Merger Corp. ("Newco"), a corporation formed by the Equity Investors, with and into the Acquired Business. We further understand that the funding requirements for the Recapitalization (including the refinancing of certain outstanding indebtedness and the repurchase of outstanding preferred stock and related fees and expenses) will be approximately $1,950 million (approximately $1,826 million if the 6% Convertible Quarterly Income Preferred Securities (the "QUIPS") remain outstanding) and such amount, together with ongoing working capital needs, will be provided solely from (i) term loan facilities of Big Flower Press Holdings, Inc., a wholly owned subsidiary of the Acquired Business ("Big Flower Press") (collectively, the "Term Loan Facility"), and a revolving credit facility of Big Flower Press (the "Revolving Credit Facility" and, together with the Term Loan Facility, the "Bank Financing") in an aggregate amount of up to $900 million (of which approximately $780 million

($656 million if the QUIPS remain outstanding) is expected to be drawn on the closing date (the "Closing Date") of the Recapitalization), (ii) an approximately $402 million equity investment (which may be in the form of more than one class of capital stock) in the Acquired Business ($63 million of which may be in the form of rollover equity) a portion of which may be in the form of the issuance by Holdings to THL of a security, instrument or arrangement, the structure of which is still to be determined (the "Investment Instrument"), which equity investment will increase in the event that the Private Internet Sale (as defined below) does not occur (the "Equity Financing"), (iii) approximately $85 million, or such higher amount not to exceed $120 million, provided that the total amount of borrowings under the existing revolving credit facilities prior to closing and the A/R Facility (as defined) does not exceed $400 million, from a new or existing accounts receivable facility of Big Flower Press and/or its subsidiaries (the "A/R Facility"), (iv) to the extent same is consummated on the Closing Date, at least $37.0 million from the sale by the Acquired Business of all of the capital stock of Columbine JDS System, Inc. ("Columbine"), a wholly-owned subsidiary of the Acquired Business, on terms satisfactory to the Lenders (the "Columbine Sale"), (v) to the extent the Columbine Sale is consummated on the Closing Date, at least $128.0 million from the payment by Columbine of a cash dividend (through its parent) to the Acquired Business (the "Columbine Dividend") with the proceeds of the Term Loan Facility and the Mezzanine Debt referred to (and as defined in) that certain Commitment Letter (the "Columbine Commitment Letter"), dated as of October 11, 1999, among the Acquired Business with respect to the acquisition by an affiliate of Newco of Columbine, (vi) approximately $19.2 million from the sale of certain private internet investments (the "Private Internet Sale" and together with the Columbine Sale and the Columbine Dividend, the "Columbine/XL Ventures Disposition"), (vii) $50 million subject to increase to an amount not to exceed $100 million as provided in Section 3(g) from the issuance of subordinated debt of the Acquired Business to THL or an affiliate (the "Mezzanine Financing") and
(viii) the issuance and sale of Debt Securities (as defined below). We understand that the dollar amounts set forth above are subject to adjustment as provided in Section 2.03 of the Recapitalization Agreement (as defined below). Notwithstanding the foregoing, we understand that in the event that the Columbine Sale is not consummated the amount of the Bank Financing will increase by $87.5 million, the amount of the Mezzanine Financing will increase by $47.5 million and the amount of the Equity Financing will in-crease by $37 million. The Recapitalization, the Bank Financing, the Equity Financing, the A/R Facility, the Columbine/XL Ventures Disposition, the Mezzanine Financing, the bridge loan contemplated by this letter and the issuance and sale of the Debt Securities are herein collectively referred to as the "Transaction".

         In connection with the Transaction, you have engaged Deutsche Bank Securities Inc. ("DBSI"), Chase Securities Inc. ("CSI") and Banc of America Securities LLC ("Banc of America" and, collectively with DBSI and CSI, the "Investment Banks") to sell or place debt securities of Big Flower Press (the "Debt Securities").

         You have requested that Bankers Trust Corporation ("BTCO"), The Chase Manhattan Bank ("Chase") and NationsBridge, L.L.C. ("Nations") (collectively, the "Lenders") commit to provide to Big Flower Press funds in the amount of $191.25 million, $168.75 million and $90 million, respectively, of a total commitment of up to $450 million (subject to reduction as set forth in Section 3(e) below) in the form of a senior subordinated bridge loan to be made available as described in Section 1 hereof (the "Bridge Loan").

         The Lenders have also delivered to you a bridge commitment letter dated October 11, 1999 (together with the related fee letter, the "Holdco Bridge Letter") relating to a possible bridge loan (the "Holdco Bridge Loan") to the Acquired Business. Under the circumstances set forth in Section 6(a) of the related fee letter, the Holdco Bridge Letter will no longer be of any force and effect. In such case, this commitment letter will be operative. Under no circumstances will the Lenders have the obligation to fund both the Holdco Bridge Loan and the Bridge Loan.

         Accordingly, subject to the terms and conditions set forth or incorporated in this letter, the Lenders agree with you as follows:

         Section 1. BRIDGE LOAN. BTCO, Chase and Nations hereby commit, subject to the terms and conditions hereof and in the Summary Term Sheet attached hereto as Exhibit A (the "Term Sheet"), severally and not jointly, to provide to the Acquired Business $191.25 million, $168.75 million and $90 million, respectively, of a senior subordinated bridge loan on the Closing Date in the aggregate principal amount of up to $450 million (subject to reduction as set forth in Section 3(l) below). If the Bridge Loan is less than $450 million, the commitments of the Lenders shall be reduced pro rata based upon their respective initial commitment amounts. The proceeds of the Bridge Loan shall be used solely to finance the Recapitalization and to pay fees and expenses incurred in connection therewith. The principal terms of the Bridge Loan are summarized in the Term Sheet.

         Unless the Lenders' commitment hereunder shall have been terminated pursuant to Section 7, the Lenders shall have the exclusive right to provide the Bridge Loan or other bridge or interim financing required in connection with the Transaction.

         You hereby represent and covenant that based on your review and analysis, to the best of your knowledge, (a) all information other than Projections (as defined below) which has been or is hereafter made available to the Lenders by you or your representatives, advisors or affiliates in connection with the transactions contemplated hereby (the "Information") has been reviewed and analyzed by you in connection with the performance of your own due diligence and is, or in the case of Information made available after the date hereof will be, correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact known to you and necessary to make the statements contained therein, in the light of the circumstances under which such statements were or are made, not misleading and
(b) all financial projections concerning the Acquired Business that have been or are hereafter made available to the Lenders by you or your representatives, advisors or affiliates in connection with the transactions contemplated hereby (the "Projections") have been or, in the case of Projections made available after the date hereof, will be prepared in good faith based upon reasonable assumptions (it being understood that the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, and that no assurance can be given that such Projections will be realized). You agree to supplement the Information and the Projections from time to time as the Lenders may reasonably request until the termination of the Lenders' commitment hereunder so that the representation and warranty made in the preceding sentence is correct as of such date. In arranging and syndicating the Bridge Loan, the Lenders will be using and relying on the Information and the Projections. The representations and covenants contained in this paragraph shall remain effective until a definitive financing agreement is executed and thereafter the disclosure representations contained herein shall be terminated and of no further force and effect.

         Section 2. FINANCING DOCUMENTATION. The making of the Bridge Loan will be governed by definitive loan and related agreements and documentation (collectively, the "Financing Documentation") in form and substance reasonably satisfactory to the Lenders and to you. The Financing Documentation shall be prepared by Cahill Gordon & Reindel, special counsel to the Lenders. The Financing Documentation shall contain such covenants, terms and conditions as are consistent with this letter and the Term Sheet and such other covenants, terms, conditions, representations, warranties, events of default and remedies provisions as shall be satisfactory to the Lenders and you.

         Section 3. CONDITIONS. The obligations of the Lenders under Section 1 of this letter to provide the Bridge Loan are subject to fulfillment of the following conditions:

                  (a) RECAPITALIZATION AGREEMENT. The Equity Investors and the Acquired Business shall have entered into an agreement relating to the Recapitalization (the "Recapitalization Agreement") on terms and in form and substance reasonably satisfactory to the Lenders, it being understood that the Amended and Restated Agreement and Plan of Merger between Newco and the Acquired Business dated October 11, 1999, is satisfactory. The Recapitalization Agreement shall not have been amended without the Lenders' consent, which consent shall not be unreasonably withheld. All conditions precedent to the Recapitalization contained in the Recapitalization Agreement shall have been performed or complied with substantially on the terms set forth therein and not waived without the Lenders' consent, which consent shall not be unreasonably withheld, and simultaneously with the making of any Bridge Loan, the Recapitalization shall have been consummated.

                  (b) FINANCING DOCUMENTATION. Big Flower Press and the Lenders shall have entered into the Financing Documentation relating to the Bridge Loan and the transactions contemplated thereby on terms and in form and substance reasonably satisfactory to the Lenders and Big Flower Press.

                  (c) BANK FINANCING. Big Flower Press and/or its subsidiaries shall have entered into definitive documentation on terms and in form and substance reasonably satisfactory to the Lenders with respect to the Bank Financing (collectively with all documents and instruments related thereto or delivered in connection therewith, the "Bank Documents") with a commercial lender or lenders or a syn-dicate of commercial lenders, it being understood that the terms set forth in the commitment letter executed as of the date hereof with respect to the Bank Financing are satisfactory. The Bank Documents shall be in full force and effect and the parties thereto shall be in compliance with all material agreements thereunder, with such exceptions that would not have a material effect on the business, property, assets, nature of assets, liabilities, condition (financial or otherwise), results of operations or prospects of Big Flower Press.

                  (d) EQUITY FINANCING. On or prior to the Closing Date, the Acquired Business shall have received an equity investment of not less than $402 million, which shall be provided by the Equity Investors ($63 million of which will be in the form of rollover equity) including the Investment Instrument. The terms and conditions of the Equity Financing shall be reasonably satisfactory to the Lenders.

                  (e) A/R FACILITY. Big Flower Press and/or its subsidiaries shall have entered into definitive documentation on terms and in form and substance reasonably satisfactory to the Lenders with respect to the A/R Facility or the existing A/R Facility shall remain in place, it being understood that the existing A/R Facility is satisfactory. Such documentation shall be in full force and effect.

                  (f) COLUMBINE/XL VENTURES DISPOSITION. The Acquired Business shall have consummated each of the Columbine Sale and the Private Internet Sale on terms and in form and substance reasonably satisfactory to the Lenders and the Acquired Business shall have received the proceeds from the Columbine Dividend; provided that if Acquired Business is not able to consummate the Columbine Sale and does not receive the proceeds from the Columbine Dividend then the amount of the Bank Financing shall be increased by $87.5 million, the amount of the Mezzanine Financing shall be increased by $47.5 million and the Equity Financing shall be increased by $37 million, and provided, further, that if the Private Internet Sale is not consummated the amount of the equity investment will be increased, to the extent not otherwise replaced by the Investment Instrument.

                  (g) MEZZANINE FINANCING. The Acquired Business shall have received $50 million (or $97.5 million if the Columbine Sale is not consummated on the Closing Date) from the Mezzanine Financing, which financing shall be subordinated to the Bridge Loan; PROVIDED, HOWEVER, that if on the Closing Date the ratio (the "Senior Leverage Ratio") of senior debt (less cash and cash equivalents) of Big Flower Press to pro forma EBITDA (as defined in the Bridge Loan) after giving effect to the Transaction will be greater than 3.5 to 1 then the amount of the Mezzanine Financing shall be increased by an amount not to exceed $50.0 million with a dollar for dollar decrease in the Bank Financing (the "Additional Mezzanine Amount") such that on the Closing Date the Senior Leverage Ratio of Big Flower Press is no greater than 3.5 to 1. The terms and conditions of the Mezzanine Financing shall be reasonably satisfactory to the Lenders. For purposes of this paragraph the Senior Leverage Ratio shall be calculated assuming that EBITDA (pro forma to give effect to certain acquisitions and the exclusion of Columbine and its subsidiaries in the event the Columbine Sale is consummated on the Closing Date) is $231.0 million (or $256.9 million if the Columbine Sale is not consummated on the Closing Date and pro forma for certain acquisitions).

                  The Bridge Loan will provide for a repayment (each a "Repayment") of all or a portion of the Additional Mezzanine Amount prior to the earlier of (a) March 31, 2000 or (b) the date audited financial statements of Big Flower Press are available (x) if the Acquired Business has generated sufficient cash such that the Senior Leverage Ratio after giving effect to such Repayment is no greater than
         3.5 to 1 or (y) with the proceeds of the Internet Investments (as defined below) PROVIDED that after giving effect to such asset sales and such Repayment the Senior Leverage Ratio is no greater than 3.5 to
         1. For purposes of this paragraph the Senior Leverage Ratio shall be calculated assuming that EBITDA (pro forma to give effect to certain acquisitions and the exclusion of Columbine and its subsidiaries in the event the Columbine Sale is consummated on the Closing Date) is $231.0 million (or $256.9 million if the Columbine Sale is not consummated on the Closing Date and pro forma for certain acquisitions). As used herein, "Internet Investments" shall mean proceeds from the sale of (x) the 24/7 Media, Inc. and/or (y) the XL Ventures investments.

                  The Bridge Loan will provide that if the aggregate Mezzanine Financing (including the Additional Mezzanine Amount) is less than $100 million (or $147.5 million if the Columbine Sale is not consummated on the Closing Date) at March 31, 2000 or such earlier date when audited finan-cial statements of Big Flower Press are available and the EBITDA (the "1999 EBITDA") of Big Flower Press for the year ended December 31, 1999 as determined based on the audited financial statements of Big Flower Press for the year ended December 31, 1999 is less than $231.0 million (pro forma to give effect to certain acquisitions and the exclusion of Columbine and its subsidiaries in the event the Columbine Sale is consummated on the Closing Date) (or $256.9 million if the Columbine Sale is not consummated on the Closing Date and pro forma for certain acquisitions) or such audited financial statements shall not have been made available to the Lenders on or prior to March 31, 2000, then the Equity Investors will contribute to the Acquired Business an amount not to exceed $50 million in the form of common equity or mezzanine financing substantially in the form of the Mezzanine Financing (the "Additional Investment") such that the Mezzanine Financing and the Additional Investment will aggregate $100.0 million (or $147.5 million if the Columbine Sale is not consummated on the Closing Date) and such amount shall be contributed by the Acquired Business to Big Flower Press. Such Additional Investment shall be contributed no later than 10 days after the determination that it is required. The Bridge Loan will further provide that if the 1999 EBITDA is at least $231 million (pro forma to give effect to certain acquisitions and the exclusion of Columbine and its subsidiaries in the event the Columbine Sale is consummated on the Closing Date) (or $256.9 million if the Columbine Sale is not consummated on the Closing Date and pro forma for certain acquisitions ) and all or a portion of the Additional Mezzanine Amount remains outstanding a Repayment will be allowed to be made PROVIDED that after giving effect to such Repayment the Senior Leverage Ratio is no greater than 3.5 to 1.

                  (h) NO ADVERSE CHANGE OR DEVELOPMENT, ETC. (i) Except as disclosed in reports filed by the Acquired Business with the SEC on or prior to the date hereof or disclosed in the Recapitalization Agreement as of the date hereof or in the disclosure schedules to the Recapitalization Agreement as of the date hereof, nothing shall have occurred since December 31, 1998 (and the Lenders shall have become aware of no facts or conditions not previously known to the Lenders) which the Lenders shall reasonably determine could have a material adverse effect on the rights or remedies of the Lenders, or on the ability of Big Flower Press to perform its obligations to the Lenders or which could have a materially adverse effect on the business, property, assets, nature of assets, liabilities, condition (financial or otherwise), results of operations or prospects of Big Flower Press after giving effect to the Transaction; (ii) trading in securities generally on the New York or American Stock Exchange shall not have been suspended; minimum or maximum prices shall not have been established on any such exchange; (iii) a banking moratorium shall not have been declared by New York or United States authorities; and (iv) there shall not have been (A) an outbreak or escalation of hostilities between the United States and any foreign power, or (B) an outbreak or escalation of any other insurrection or armed conflict involving the United States or any other national or international calamity or emergency, or (C) any material change in the general financial markets of the United States since the date hereof which, in each case, in the reasonable judgment of the respective Lender would materially and adversely affect the ability to sell or place the Debt Securities.

                  (i) CAPITAL STRUCTURE. The pro forma consolidated capital structure of the Acquired Business, Big Flower Press and their subsidiaries after giving effect to the Transaction, shall be consistent with the capital structure contemplated herein, and other than the Bridge Loan, the Bank Financing, the A/R Facility, the Mezzanine Financing and other indebtedness reasonably satisfactory to the Lenders, the Acquired Business, Big Flower Press and their subsidiaries, after giving effect to, and upon consummation of, the Transaction, shall have no outstanding indebtedness for money borrowed.

                  (j) OPINIONS. As of the Closing Date, the Lenders shall have received legal and other opinions (including with respect to solvency) from persons, and covering matters, reasonably acceptable to the Lenders.

                  (k) TAKE-OUT BANKS. You shall have engaged the Investment Banks (the "Take-Out Banks") to publicly offer or privately place the Debt Securities, the proceeds of which will be used either to fund the Recapitalization or to prepay in whole or in part the Bridge Loan. You and the Acquired Business and Big Flower Press shall have prepared an offering memorandum relating to the issuance of the Debt Securities (which offering memorandum shall contain audited, unaudited and pro forma financial statements meeting the requirements of Regulation S-X under the Securities Act of 1933, as amended (the "Securities Act"), of the Acquired Business and Big Flower Press for the periods required of a registrant on Form S-1).

                  (l) DEBT TENDER OFFER. Newco, Big Flower Press and/or the Acquired Business shall have commenced a tender offer and consent solicitation for the approximately $600 million of existing senior subordinated notes (the "Big Flower Press Notes") of Big Flower Press, providing for a tender price and a consent fee to eliminate the restrictive covenants contained therein. Such tender offer shall provide that holders of Big Flower Press Notes shall only receive the consent fee if they have tendered their notes prior to the later of the 10th business day after commencement of the tender offer or the date on which the supplemental indentures for the Big Flower Press Notes are executed (the "Consent Date"). Tenders and consents of the holders of at least 51% of the outstanding principal amount of each of the series of the Big Flower Press Notes shall have been received. The tender offer and consent solicitation shall be consummated simultaneously with the making of the Bridge Loan. The amount of the Bridge Loan shall be reduced by the aggregate principal amount of Big Flower Press Notes that are not tendered pursuant to the tender offer and consent solicitation.

         Section 4. SECURITIES DEMAND. You agree to comply with the provisions in the Fee Letter from the Lenders to you dated the date hereof (the "Fee Letter").

         Section 5. INDEMNIFICATION AND CONTRIBUTION. You agree to indemnify the Lenders and each of their respective affiliates and each person in control of the Lenders and each of their respective affiliates and the respective officers, directors, employees, agents and representatives of the Lenders and their respective affiliates and control persons, as provided in the Indemnity Letter dated October 11, 1999 (the "Indemnity Letter") and attached hereto.

         Section 6. EXPENSES. In addition to any fees that may be payable to the Lenders hereunder, if this letter agreement is terminated, the Bridge Loan is made available or the Financing Documentation is executed and delivered, you hereby agree to reimburse the Lenders for all reasonable fees and disbursements of legal counsel, including but not limited to the reasonable fees and disbursements of Cahill Gordon & Reindel, the Lenders' special counsel, and all of the Lenders' travel and other reasonable out-of-pocket expenses incurred in connection with the Transaction (other than the sale of the Debt Se-curities, the fees and expenses in connection with which will be payable as is customary in such transactions) or otherwise arising out of the Lenders' commitment hereunder; PROVIDED, HOWEVER, that if the Transaction is not consummated you will have no obligation pursuant to this Section 6 unless you or any of your affiliates (including, without limitation, THL or ECP) receives any termination or similar fee or any expense reimbursement pursuant to the Recapitalization Agreement or otherwise but only to the extent of the Lenders' pro rata share of the aggregate amount of such expense reimbursements received by you and your affiliates (based upon the relative expenses of the co-agents under the Bank Financing, you and your affiliates and the Investment Banks).

         Section 7. TERMINATION. The Lenders' commitment hereunder to provide the Bridge Loan shall terminate, unless expressly agreed to by the Lenders in their sole discretion to be extended to another date, on the earlier of (A) December 31, 1999 if no portion of the Bridge Loan has been funded (other than as a result of failure of the Lenders to fulfill their obligations hereunder) and (B) the termination of the Recapitalization Agreement in accordance with the terms thereof. No such termination of such commitment shall affect your obligations under Sections 5 and 6 hereof or this Section 7, which shall survive any such termination.

         Section 8. ASSIGNMENT; SYNDICATION. This letter shall not be assignable by any party hereto without the prior written consent of the other parties (other than, in the case of the Lenders, to an affiliate of such Lender, it being understood that any such affiliate shall be subject to the restrictions set forth in this Section 8); PROVIDED, HOWEVER, that the Lenders shall have the right, in their sole discretion, to syndicate the Bridge Loan and their commitment with respect thereto among banks or other financial institutions or qualified institutional buyers (as defined in Rule 144A under the Securities
Act) pursuant to the Financing Documentation or otherwise and to sell, transfer or assign all or any portion of, or interests or participations in, the Bridge Loan and their commitment with respect thereto and any notes issued in connection therewith; PROVIDED, FURTHER, that BTCO shall be the book-running syndication agent and any syndication shall reduce the Lenders' respective commitments on a pro rata basis. You and the Acquired Business and Big Flower Press agree to use your reasonable best efforts, whether prior to or after the funding date of any Bridge Loan, to assist the Lenders in syndicating the Bridge Loan or their commitment with respect thereto, including, without limitation, in connection with (x) the prepa-ration of an information package regarding the Transaction, including the Information and the Projections described in Section 1 hereof, and (y) meetings and other communications with prospective Lenders, including making senior management of the Acquired Business and Big Flower Press and other representatives of you and the Acquired Business and Big Flower Press available (at mutually agreeable times) to participate in such meetings.

         Section 9. MISCELLANEOUS. THIS LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES GOVERNING CONFLICTS OF LAWS, AND ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM, ACTION, SUIT OR PROCEEDING ARISING OUT OF OR CONTEMPLATED BY THIS COMMITMENT LETTER IS HEREBY WAIVED. YOU HEREBY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE FEDERAL AND NEW YORK STATE COURTS LOCATED IN THE CITY OF NEW YORK IN CONNECTION WITH ANY DISPUTE RELATED TO THIS COMMITMENT LETTER OR ANY MATTERS CONTEMPLATED HEREBY. This letter (including the provisions of the Indemnity Letter dated October 11, 1999 and the Fee Letter dated the date hereof and specifically incorporated herein) and the Holdco Bridge Letter embodies the entire agreement and understanding between you and the Lenders and supersedes and replaces all prior agreements and understandings, including the Commitment Letter, the Indemnity Letter and the Fee Letter, each dated June 28, 1999 and between you and the Lenders, relating to the subject matter hereof. This letter may be executed in any number of counterparts, each of which shall be an original, but all of which shall constitute one instrument.

         The Lenders reserve the right to employ the services of their affiliates (including the Investment Banks) in providing services contemplated by this letter and to allocate, in whole or in part, to their affiliates certain fees payable to the Lenders in such manner as the Lenders and their respective affiliates may agree in their sole discretion. You acknowledge that the Lenders may share with any of their affiliates (including the Investment Banks) and such affiliates may share with the Lenders (in each case, subject to any confidentiality agreements applicable thereto) any information related to you or your affiliates, the Acquired Business and Big Flower Press (including information relating to creditworthiness) or the Transaction.

         If you are in agreement with the foregoing, please sign and return to the Lenders c/o BTCO at 130 Liberty Street, New York, New York 10006 the enclosed copy of this letter no later than 6:00 p.m., New York time, on October , 1999, whereupon the undertakings of the parties shall become effective to the extent and in the manner provided hereby. This offer shall terminate if not so accepted by you on or prior to that time.


                                     Very truly yours,

                                     BANKERS TRUST CORPORATION


                                     By: /s/ William W. Archer
                                         -------------------------------------
                                         Name:  William W. Archer
                                         Title: Senior Vice President


                                     THE CHASE MANHATTAN BANK


                                     By: /s/ Bruce S. Borden
                                         -------------------------------------
                                         Name:  Bruce S. Borden
                                         Title: Vice President


                                     NATIONSBRIDGE, L.L.C.


                                     By: /s/ Lynne E. Wertz
                                         -------------------------------------
                                         Name:  Lynne E. Wertz
                                         Title: Senior Vice President


Accepted and Agreed to as of the date first above written:

BFH MERGER CORP.



By: /s/ Anthony J. DiNovi
    -------------------------------------
    Name:  Anthony J. DiNovi
    Title: Chairman of the Board

                                                                       EXHIBIT A


                       BRIDGE LOAN AND TERM LOAN FACILITY
                              SUMMARY TERM SHEET 1


BORROWER:                  Big Flower Press Holdings, Inc. (the "Borrower").

GUARANTORS:                All obligations under the Bridge Loan shall be
                           unconditionally guaranteed on a senior subordinated basis by each of the Borrower's subsidiaries that guarantees the Bank Financing on the Closing Date
                           (collectively, the "Guarantors").

LENDER: Bankers Trust Corporation, The Chase Manhattan Bank and NationsBridge, L.L.C. (the "Lenders").


AMOUNT: $450 million (subject to reduction as set forth in Section 3(l) of the commitment letter) senior subordinated bridge loan (the "Bridge Loan").

MATURITY:                  The commitment shall automatically expire on December
                           31, 1999 if no portion of the Bridge Loan has been funded (other than as a result of failure of the Lenders to fulfill their obligations hereunder). Any outstanding amount under the Bridge Loan will be required to be repaid in full on the earlier of (a) one year following the initial funding date of the Bridge Loan and (b) the closing date of any permanent financing sufficient to repay the Bridge Loan;
                           PROVIDED, HOWEVER, that

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1        Capitalized terms used herein and not defined herein shall have the meanings provided in the commitment letter to which this summary term sheet is attached.

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                                      -2-

                           if the Borrower has failed to raise permanent financing before the date set forth in (a) above, the Bridge Loan shall be converted, subject to the conditions outlined under "Conditions to Conversion of the Bridge Loan," to a senior term loan facility (the "Term Loan") with a maturity of ten years. The Borrower shall pay to the Lenders on the Conversion Date (as defined below) a cash fee as provided in the Fee Letter.

COMMITMENT AND
  FUNDING FEES:            As provided in the Fee Letter.

TICKING FEE:               As provided in the Fee Letter.

USE OF PROCEEDS:           To fund in part the Recapitalization and to pay
                           related fees and expenses.

INTEREST RATE:             As provided in the Fee Letter.

RANKING: The obligations of the Borrower and the Guarantors under the Bridge Loan will be senior subordinated obligations of the Borrower and the Guarantors and will rank (i) junior in right of payment to all senior indebtedness of the Borrower or such Guarantor, as the case may be, (ii) PARI PASSU in right of payment to all senior subordinated indebtedness of the Borrower or such Guarantor, as the case may be and (iii) senior to any subordinated indebtedness of the Borrower or such Guarantor, as the case may be.

OPTIONAL PREPAYMENT:       The Borrower may prepay the Bridge Loan or the Term
                           Loan, in whole or in part, at any time at a redemption price equal to 100% of the principal amount thereof plus accrued interest thereon;
                           PROVIDED, HOWEVER, that at such time as any amount of the Term Loan bears interest at the Fixed Rate, such amount of the Term

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                                      -3-


                           Loan shall be subject to redemption restrictions and premiums typical for high yield debt securities. No such optional prepayment shall be made without the consent of the Lenders, unless all amounts owing are paid in full.

MANDATORY PREPAYMENT:      Net proceeds of sales of debt securities or equity
                           securities, (subject to exceptions to be agreed upon) in a public offering or private placement by the Borrower, shall be used to prepay the Bridge Loan plus accrued interest and any other amount payable thereunder to the full extent of the net proceeds so received to the extent such net proceeds are not used to retire bank debt. The Borrower will be required to make an offer to purchase all notes outstanding under the Bridge Loan or the Term Loan, as the case may be, upon the occurrence of a Change of Control (to be defined) in a manner reasonably acceptable to the Lenders and the Borrower.

PARTICIPATION/ASSIGNMENT
OR SYNDICATION:            The Lenders may participate out or sell or assign, or
                           syndicate to other lenders, the Bridge Loan or the Term Loan, in whole or in part, at any time, subject to compliance with applicable securities laws and section 8 of the commitment letter.

CONDITIONS TO CONVERSION
  OF THE BRIDGE LOAN:      One year after the Funding Date of any portion of the
                           Bridge Loan, unless (A) the Borrower or any significant subsidiary thereof is subject to a bankruptcy or other insolvency proceeding, (B) there exists a payment default (whether or not ma-

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                                      -4-


                           tured) with respect to the Bridge Loan or the Conversion Fee or (C) there exists a default in the payment when due at final maturity of any indebtedness (excluding the indebtedness under the Bridge Loan) of the Borrower or any of its subsidiaries in excess of $5 million for any such default or all such defaults, or the maturity of such indebtedness shall have been accelerated, the Bridge Loan shall convert into the Term Loan (the "Conversion Date"); PROVIDED, HOWEVER, that if an event described in clause (B) or (C) is continuing at the scheduled Conversion Date but the applicable grace period, if any, set forth in the events of default provision of the Bridge Loan has not expired, the Conversion Date shall be deferred until the earlier to occur of (i) the cure of such event or
                           (ii) the expiration of any applicable grace period.

DEBT SECURITY EXCHANGE:    The Lenders may at any time after the Conversion
                           Date, on not less than 30 days' notice to the Borrower, require that the Borrower exchange the Term
                           Loan for long-term notes which shall bear interest at the Fixed Rate, determined at such time, and shall have similar terms and conditions to high yield debt securities issued for cash in the then prevailing market and acceptable to the Lender and the Borrower and shall in addition provide customary registration rights, including, without limitation, a registered exchange offer or, if not permitted by applicable law to effect an exchange offer, demand registrations.

COVENANTS:                 The Financing Documentation will contain customary
                           affirmative and

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                                      -5-


                           negative covenants (with customary and other agreed-upon carve-outs and exceptions), including, without limitation, restrictions on the ability of the Borrower and its subsidiaries, as applicable, to incur additional indebtedness and to incur indebtedness which is subordinated to senior debt and not subordinated to the Bridge Loan or the Term Loan, pay certain dividends and make certain other restricted payments and investments, impose restrictions on the ability of the Borrower's subsidiaries to pay dividends or make certain payments to the Borrower, create liens, enter into transactions with affiliates, and merge, consolidate or transfer substantially all of their respective assets. Further, during the term of the Bridge Loan, the covenants will be more restrictive than the covenants applicable to the Term Loan and will include additional prohibitive covenants relating to asset sales, certain acquisitions, certain debt incurrences and certain other corporate transactions as are customary for such financings.

REPRESENTATIONS AND
  WARRANTIES:              Customary for transactions of this type.

CONDITIONS PRECEDENT:      Customary for transactions of this type as set forth
                           in Section 3 of the bridge loan commitment letter.

EVENTS OF DEFAULT:         Customary for transactions of this type, including,
                           without limitation, payment defaults, covenant defaults, bankruptcy and insolvency, judgments, cross-acceleration of and failure to pay at final maturity other indebtedness aggregating $5 million or more, subject to, in cer-


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                                      -6-




                           tain cases, notice and grace provisions.

GOVERNING LAW AND FORUM:   The State of New York.

INDEMNIFICATION AND
  EXPENSE REIMBURSEMENT:   Customary for transactions of this type.